Exhibit 21.1

SUBSIDIARIES OF MANNKIND CORPORATION

Subsidiary	Jurisdiction of Incorporation
scPharmaceuticals Inc. QrumPharma, Inc. MannKind LLC Technosphere International, Inc.	Delaware Delaware Delaware Delaware